AIR COMMUNITIES

ONE CANAL | BOSTON, MA

VIVO | CAMBRIDGE, MA

AXIOM | CAMBRIDGE, MA

FIRST QUARTER 2022

EARNINGS RELEASE AND SUPPLEMENTAL INFORMATION

Page
3	Earnings Release

14	Consolidated Statements of Operations

15	Consolidated Balance Sheets

16	Schedule 1 – Funds From Operations Reconciliation

17	Schedule 2 – Funds From Operations Information

19	Schedule 3 – Property Net Operating Income

20	Schedule 4 – Apartment Home Summary

21	Schedule 5 – Capitalization and Financial Metrics

23	Schedule 6 – Same Store Operating Results

26	Schedule 7 – Portfolio Data by Market

27	Schedule 8 – Apartment Community Disposition and Acquisition Activity

28	Schedule 9 – Apartment Community Capital Additions Information

29	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

AIR Reports First Quarter 2022 Results; First Quarter FFO of $0.57 per share $0.02 above Midpoint of Guidance; Pro Forma Leverage to EBITDAre at 5.4x, within targeted range.

Denver, Colorado, May 2, 2022 – Apartment Income REIT Corp. ("AIR") (NYSE: AIRC) announced today first quarter results for 2022.

Chief Executive Officer Terry Considine comments: "AIR began the year with strong results, the product of intentional focus on a simple business model, comparative advantage in property operations, low G&A costs, and a commitment to low leverage."

"Comparing first quarter 2022 to first quarter 2021: Same Store revenue and NOI are up 9.2% and 11.7%, respectively. NOI margins are up 162 basis points to 72.8%. Average daily occupancy improved by 270 basis points to 98.1%."

"We seized the opportunity to sell our lowest rated properties at prices fueled by then historic low interest rates, generating $1.7 billion in sales proceeds over the past eight months. We agreed with Aimco for the prepayment of its $534 million note, plus an estimated $23.5 million prepayment penalty, 20 months prior to its maturity. Its collection is expected later this quarter and will increase capital generated to $2.3 billion. We will use $1.5 billion to reduce leverage… by $300 million last year and $1.2 billion in this year alone… and to lengthen maturities at fixed interest rates."

"Last year we used the $750 million balance of capital generated from asset sales to purchase five properties that we expect when added to the AIR platform will generate IRRs 200 to 300 bps higher than those of the properties sold to fund their purchase. While it remains 'early days', their performance has exceeded our underwriting and demonstrates the value added by the 'AIR Edge'… our combination of customer selection, satisfaction, and retention, disciplined productivity to control operating costs, and high yielding property upgrades… and we expect this portfolio to have NOI growth 50% above that of our same store portfolio in 2022."

"We are focused on the continued systematic enhancement of our portfolio through disciplined, accretive growth funded by 'paired trades' for additional properties which will benefit from the AIR Edge."

Chief Financial Officer Paul Beldin further adds: "AIR's balance sheet was strengthened substantially and our liquidity profile was also improved. I am pleased to report that we ended the quarter with Net Leverage to EBITDAre of 5.7x, within on our long-term targeted range of 5.0x to 6.0x, and 5.4x pro forma April sales activity. In addition to the deleveraging already mentioned, we exercised the accordion feature on our revolving credit facility, increasing the revolver and our liquidity by $400 million to $1.0 billion."

"First quarter 2022 Pro forma FFO of $0.57 per share was $0.02 higher than the midpoint of guidance due to a $0.01 outperformance in property operations and $0.01 of other items that may reverse during the balance of the year."

"We now expect full year FFO between $2.37 and $2.45. Our expectations for Same Store NOI growth have increased by 50 basis points, adding $0.01 to FFO. The prepayment penalty income resulting from the early collection of the Aimco loan adds interest income of $0.14 in the second quarter, offset by lost interest income of $0.09 in the second half of the year, for a net increase of $0.05 per share in 2022. Lower borrowings reduce interest expense by $0.04, while higher rates increase interest expense by $0.09, for a net increased cost of $0.05 per share in 2022."

"Our Same Store guidance range contemplates the potential for continued Same Store Revenue and NOI outperformance driven by higher rental rate achievement, lower bad debt expense, and lower property operating expenses. There is also the potential for lower general and administrative expenses. Accordingly, we see a path where the $0.05 of incremental interest expense is offset by these items."

Financial Results: First Quarter Pro Forma FFO per share

	FIRST QUARTER
(all items per common share – diluted)	2022	2021	Variance
Net income	$2.39	$0.56	nm
NAREIT Funds From Operations (FFO)	$0.42	$0.48	(12.5%)
Pro forma adjustments	0.15	0.02	nm
Pro forma Funds From Operations (Pro forma FFO)	$0.57	$0.50	14.0%

AIR Operating Results: First Quarter Same Store Revenue Up 1.0% Sequentially and 9.2% Year-Over-Year

The table below includes the operating results of the 64 AIR properties that meet our definition of Same Store. Same Store properties generated approximately 91% of AIR’s 2022 rental revenue.

	FIRST QUARTER
	Year-over-Year			Sequential
($ in millions) *	2022	2021	Variance	4th Qtr.	Variance
Revenue, before utility reimbursements	$138.1	$126.4	9.2%	$136.8	1.0%
Expenses, net of utility reimbursements	37.5	36.4	3.1%	36.3	3.2%
Net operating income (NOI)	$100.6	$90.1	11.7%	$100.4	0.2%

*Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 6.

First quarter 2022 NOI margins were 72.8%, up 162 basis points from the first quarter of 2021. NOI margins benefited from year-over-year rental rate growth of 5.0% and a 270 basis point increase in average daily occupancy.

Components of Same Store Revenue Growth – The table below summarizes the change in the components of our Same Store revenue growth.

	FIRST QUARTER
Same Store Revenue Components	Year-over-Year	Sequential
Residential Rents	5.0%	0.9%
Average Daily Occupancy	2.8%	—%
Residential Rental Income	7.8%	0.9%
Bad Debt	0.6%	(0.4%)
Late Fees and Other	0.3%	0.2%
Residential Revenue	8.7%	0.7%
Commercial Revenue	0.5%	0.3%
Same Store Revenue Growth	9.2%	1.0%

Same Store Rental Rates – We measure changes in rental rates by comparing, on a lease-by-lease basis, the effective rate on a newly executed lease to the effective rate on the expiring lease for that same apartment. A newly executed lease is classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

The table below details changes in lease rates, as well as the weighted-average (blended) lease rates for leases executed in the respective period. Transacted leases are those that became effective during a reporting period and are therefore the best measure of immediate effect on current revenues. Signed leases are those executed during a reporting period and are therefore the best measure of current activity.

	FIRST QUARTER			2022
	2022	2021	Variance	Jan	Feb	March	April
Transacted Leases*
Renewal rent changes	11.8%	0.5%	11.3%	10.2%	12.1%	11.9%	12.0%
New lease rent changes	16.1%	(8.1%)	24.2%	13.2%	14.8%	18.8%	21.4%
Weighted-average rent changes	14.2%	(4.8%)	19.0%	12.7%	14.0%	14.8%	16.0%

Signed Leases*
Renewal rent changes	11.3%	2.3%	9.0%	12.2%	11.4%	10.8%	10.3%
New lease rent changes	17.8%	(5.4%)	23.2%	14.7%	18.2%	19.3%	18.8%
Weighted-average rent changes	14.1%	(1.6%)	15.7%	13.5%	13.7%	14.6%	14.9%

Average Daily Occupancy	98.1%	95.4%	2.7%	98.4%	98.3%	97.7%	97.4%

*Amounts are based on our current Same Store population and represent AIR's share, whereas previously these were reported on a non-ownership adjusted basis. Amounts may differ from those previously reported.

Same Store Markets – AIR enjoyed stronger than typical consumer demand across all markets in the first quarter. Signed new lease rates were up 17.8% from the prior lease, with renewals up 11.3%, resulting in a weighted-average increase of 14.1%. Occupancy was high throughout the quarter, averaging 98.1%. With limited availability, demand remained strong with volume above 2020's pre-COVID levels.

Consistent with our expectations, average daily occupancy declined sequentially in March and April as we began to experience higher frictional vacancy associated with the increased turnover of peak leasing season.

2021 Acquisition Performance – In sourcing acquisitions, AIR seeks to identify properties that will benefit from AIR’s operating acumen, or the “AIR Edge.” These acquisitions are typically expected to deliver unlevered IRRs of 200 basis points or more than AIR’s stabilized Same Store portfolio. In today’s market, we target IRRs greater than 8%. In a typical acquisition, the acquired property will experience NOI growth at market rates for 6 to 12 months, as the property is integrated onto AIR’s platform with AIR customer selection, satisfaction, and retention, cost control, capital enhancements, and good neighbor policies. During the following two to four years, NOI growth is expected to exceed the market growth rate by two or three times.

AIR acquired five properties in 2021, at a cost of ~$730 million, with an expected first year yield of 4.3% and a long-term unlevered IRR of approximately 9%. During the quarter, ADO increased by 40 basis points related to these properties, and we signed 275 new and renewal leases at rates 23% above expiring leases.

Based on performance to date, we now expect the first year yield to be 4.5%, 20 basis points above underwriting.

Rent Collection Update

We measure residential rent collection as the dollar value of payments received as a percentage of all residential amounts owed. In the first quarter, we recognized 98.8% of all residential revenue owed during the quarter, treating the balance of 1.2% as bad debt. 3.0% of our residents have extended delinquencies, much of which we expect to collect either from the residents, based on their high credit scores, or from rent relief programs established by the State of California. 97.0% of our residents pay rent timely with their bad debt under 30 basis points of revenue, a level somewhat elevated from our historical experience.

As of March 31, 2022, our proportionate share of gross residential accounts receivable was $11.9 million. After consideration of tenant security deposits and reserves for uncollectible amounts, our net exposure is $1.3 million, an amount expected to be collected during the second quarter of 2022.

Of the $11.9 million of uncollected accounts receivable, 75% relates to California residents. During the quarter, we received $1.9 million from California’s rent relief program.

We remain cautiously optimistic that we will be able to recover previously uncollected rents. We await the state’s response to an additional $1.5 million of rent relief requests made. Additionally, with the recent modification to the California eviction moratorium, collections from past due residents in April were $1.4 million higher than average monthly collections in the first quarter of 2022.

Portfolio Management and Quality

Our portfolio of apartment communities is diversified across primarily “A” and “B” price points, averaging “B/B+” in quality, and is also diversified across several of the largest markets in the United States. During the first quarter of 2022, we exited the Chicago market and reduced our exposure to California.

Transactions

Acquisitions

We did not acquire any apartment communities in the first quarter. During the balance of the year we anticipate acquiring approximately $500 million of properties, where the "AIR Edge" is expected to provide IRRs above 8%, and 200 basis points above our cost of capital.

Dispositions

During the first quarter, we sold eight apartment communities located in Chicago and various cities in California, with 1,332 apartment homes, for gross proceeds of $578 million at a NOI cap rate of 4.5%. Net sales proceeds, after transaction costs and repayment of debt at the sold properties, from these transactions were $460 million. The NOI cap rate reflects AIR’s low property tax basis in the seven California properties sold. Adjusting for market rate real estate taxes, the NOI cap rate is 3.7%.

Subsequent to quarter end, we sold an additional three apartment communities located in California for gross proceeds of $161 million. Net proceeds, after transaction costs, were $159 million. Our NOI cap rate of 4.8% reflects AIR’s low property tax basis in these properties. Adjusting for market rate real estate taxes, the NOI cap rate is 3.9%.

Balance Sheet

We seek to increase financial returns by using leverage with appropriate caution. We limit risk through our balance sheet structure, employing low leverage and primarily long-dated debt. We maintain financial flexibility through ample unused and available credit, holding properties with substantial value unencumbered by property debt, maintaining an investment grade rating, and using partners’ capital when it enhances financial returns or reduces investment risk.

Components of Leverage

Our leverage includes our share of long-term, non-recourse property debt encumbering our apartment communities, together with outstanding borrowings under our revolving credit facility, our term loans, and our preferred equity.

As of March 31, 2022, AIR had $1.5 billion of floating rate debt. Of this amount:

•
$534 million is expected to be repaid with proceeds from the Aimco note;
•
$159 million is expected to be repaid with proceeds from April property sales;
•
$400 million is expected to be repaid from the proceeds of a second quarter private placement of a ten year debenture. To protect against future increases in interest rates, we entered into a $400 million treasury hedge, locking the interest rate on the ten year treasury at 2.39%. The all-in cost of the private placement is estimated to be approximately 4.10%; and
•
$400 million was hedged in April by the placement of floating to fixed rate swaps at an all-in cost of 3.99% and a weighted-average duration of 4.5 years.

AIR’s leverage, pro forma the above actions is:

	MARCH 31, 2022	PRO FORMA ADJUSTMENTS		PRO FORMA MARCH 31, 2022
($ in thousands)
Fixed rate loans payable	$1,481,336	$—		$1,481,336
Floating rate loans payable, to be hedged	167,500	(167,500)		—
Floating rate loans payable, hedged	—	167,500		167,500
Non-recourse property debt	1,648,836	—		1,648,836

Term loan to be repaid with proceeds from Aimco note	350,000	(350,000)		—
Term loan to be repaid with proceeds from new fixed rate bond offering	400,000	(400,000)		—
Term loan to be hedged/repaid	400,000	(400,000)		—
Floating rate term loans	1,150,000	(1,150,000)		—

Floating revolving credit facility borrowings	177,000	(177,000)	(1)	—
Term loans now hedged	—	232,500		232,500
New fixed rate bond offering	—	400,000		400,000
Preferred equity	81,354	—		81,354
Total Leverage	3,057,190	(694,500)		2,362,690

Cash and restricted cash	(88,860)	(22,000)	(1)	(110,860)

Leverage, net of cash and restricted cash	$2,968,330	$(716,500)		$2,251,830

Floating rate leverage %, net of cash	47%			—%
Fixed rate leverage %, net of cash	53%			100%
Total	100%			100%

Weighted average maturity	6.3 years			8.2 years
Weighted average interest rate	2.7%			3.5%
Gross Leverage to Adjusted EBITDAre	6.5x			5.4x
Net Leverage to Adjusted EBITDAre	5.7x			5.4x
(1)
Amount represents the application of the net proceeds from April property sales, Aimco note proceeds and related prepayment penalty in excess of the term loan repayments.

The result is a stronger and more flexible balance sheet with limited repricing risk and a better maturity profile.

Since AIR's separation from Aimco, and pro forma for the above, AIR has:

•
Reduced gross leverage by $1.5 billion.
•
Brought gross and net leverage to parity and reduced Leverage to EBITDAre to 5.4x.
•
Increased the pool of unencumbered properties to $7.9 billion, up $5.1 billion, or 180%, from $2.8 billion 15 months ago.
•
Reduced refunding and repricing risk through balanced ladders for debt maturity and repricing. Only $146 million, or 6%, of our pro forma debt reprices through the end of 2024.
•
Limited exposure to floating interest rates. AIR exposure is zero today. Should we incur floating rate debt in the future, we plan to limit it to less than 60% of annual revenues. We believe increases in interest rates and rental rates are correlated and therefore rents provide a natural hedge against rising interest rates. Today, that limit would approximate $380 million; representing 14% of total debt and less than 3% of gross asset value.

Liquidity

We use our revolving credit facility for working capital, other short-term purposes, and to secure letters of credit. At March 31, 2022, our share of cash and restricted cash was $89 million and we had the capacity to borrow up to $412 million under our revolving credit facility, bringing total liquidity to $501 million. We increased liquidity by $400 million through the exercise of the accordion feature on our revolving credit facility. After consideration of April property sales and the exercise of the accordion, our liquidity is more than $1.0 billion.

We manage our financial flexibility by maintaining an investment grade rating and holding communities that are unencumbered by property debt. AIR credit has been rated BBB by Standard & Poor’s.

We anticipate seeking an investment grade credit rating from Moody’s. In assigning ratings, Moody’s places significant emphasis on the amount of non-recourse property debt as percentage of the undepreciated book value of a company’s assets. We have lowered the amount of non-recourse property debt by $1.5 billion since December 31, 2020. At March 31, 2022 AIR share of non-recourse property debt represented 19% of undepreciated book value.

Dividend and Equity Capital Markets

On April 26, 2022, our Board of Directors declared a quarterly cash dividend of $0.45 per share of AIR Common Stock. This amount is payable on May 31, 2022, to stockholders of record on May 20, 2022.

In setting AIR's 2022 dividend, our Board of Directors targets a dividend level of approximately 75% of full year FFO per share.

We expect that the after-tax dividend will benefit from AIR's refreshed tax basis. Two-thirds of the 2021 dividend was considered return of capital while the remaining one-third was treated as capital gains.

The Board of Directors recently authorized both a common stock repurchase program of up to $500 million and an at-the-market offering program of up to $500 million. To date, neither has been used.

Corporate Responsibility Update

Corporate responsibility is a longstanding priority and a key part of our culture. We strive for transparency, and continuous improvement, as measured by GRESB. We are aligned with the UN Sustainable Development Goals. We have established targets for energy, water, and greenhouse gas reductions, embarked on environmental certifications for our properties, and are implementing resilience strategies including physical and climate risk assessments of the portfolio.

AIR was recognized for our gender-balanced board by the Women’s Leadership Foundation in Colorado and as only one of 16 public companies in Colorado to achieve this milestone.

We are continuing our longstanding commitment to offer the AIR Gives Opportunity Scholarship to students living in affordable housing across the country in partnership with the National Leased Housing Association.

Our team is a critical part of our success. In 2022 AIR was named a National Top Workplaces winner and also a 2022 Healthiest Employer for the third year by the Denver Business Journal.

2022 Outlook

AIR now expects full year FFO between $2.37 and $2.45 per share; $0.01 above our expectation at the beginning of the year. The increase is a result of:

•
Increased contribution from property operations – At the respective midpoints, we now expect Same Store Revenue and Same Store NOI to increase by 40 basis points and 50 basis points, accordingly, contributing an incremental $0.01 to full year FFO.
•
Deleveraging the balance sheet – We have come to an agreement with Aimco that allows for the prepayment of its $534 million note. In connection with the prepayment, we anticipate $23.5 million of income from the prepayment penalty, effectively accelerating the recognition of interest income from 2023 into 2022. AIR intends to use proceeds from the note repayment to repay debt.
•
Increasing interest rates – As of March 31, 2022, AIR had $1.5 billion of floating rate debt. Of this amount:
o
$534 million is expected to be repaid with proceeds from the Aimco note;
o
$159 million is expected to be repaid with proceeds from April property sales;
o
$400 million is expected to be repaid from the proceeds of a second quarter private placement of a ten year debenture. To protect against future increases in interest rates, we entered into a $400 million treasury hedge, locking the interest rate of the ten year treasury at 2.39%. The all-in cost of the private placement is estimated to be approximately 4.10%; and
o
$400 million was hedged in April by the placement of floating to fixed rate swaps at an all-in cost of 3.99% and a weighted-average duration of 4.5 years.

The following table compares our beginning of the year FFO expectations, at the midpoint, to today, reflecting the impact of the above:

	Original Expectation	Updated Expectation	Pro forma Run Rate
2021 FFO per share	$2.14	$2.14	$2.14
Growth in Same Store NOI	0.29	0.30	0.30
Contribution from acquisitions	0.14	0.14	0.14
Change in leverage (1)	0.24	0.28	0.30
Change in interest rates (2)	0.06	(0.03)	(0.05)
Dilution from sales	(0.45)	(0.45)	(0.45)
Lower interest income on the Aimco note (3)	—	(0.09)	(0.17)
Prepayment penalty income on the Aimco note (3)	—	0.14	—
Other	(0.02)	(0.02)	(0.02)
2022 FFO per share at the midpoint (4)	$2.40	$2.41	$2.19
(1)
Lower leverage, funded by the repayment of the Aimco note lowers run rate interest expense by $0.06 per share; $0.04 of which is expected to benefit 2022 results.
(2)
The $800 million of now fixed rate debt has an expected average interest rate of 4.05%; 225 basis point above our previous expectations, increasing run rate interest expense by $0.11; $0.09 of which will impact 2022 results.
(3)
AIR anticipated earning $0.17 in 2022 and 2023 from interest on its note from Aimco. AIR now anticipates that the Aimco note will be repaid in the second quarter, lowering 2022 interest income by $0.09, but also providing prepayment penalty income of $0.14.
(4)
AIR’s original guidance expectation of $2.40 included $0.17 of interest income from the Aimco note, offset by $0.06 of expected interest expense incurred to fund the note, for a net contribution of $0.11. Today, AIR expects to earn an incremental $0.05 in 2022 from the early repayment of the note.

Our guidance ranges are based on the following components:

	YEAR-TO-DATE March 31, 2022	FULL YEAR 2022	PREVIOUS FULL YEAR 2022
($ Amounts represent AIR Share)
Net Income (loss) per share (1)	$2.39	$(0.33) to $(0.20)	$(0.33) to $(0.20)
Pro forma FFO per share	$0.57	$2.37 to $2.45	$2.36 to $2.44
Pro forma FFO per share at the midpoint, before prepayment penalty		$2.27	n/a
Pro forma FFO per share at the midpoint		$2.41	$2.40

Same Store Operating Components of NAREIT FFO
Revenue change compared to prior year	9.2%	9.3% to 10.3%	8.9% to 9.9%
Expense change compared to prior year	3.1%	3.0% to 2.0%	3.0% to 2.0%
NOI change compared to prior year	11.7%	11.5% to 13.5%	11.0% to 13.0%

Offsite Costs
General and administrative expenses, as defined below (2)	$5M	$15M to $17M	~$17M

Other Earnings
Lease income	$7M	~$30M	~$30M
Value of property acquisitions	—	~$500M	~$500M
Proceeds from dispositions of real estate, net	$412M	~$809M	~$774M

AIR Share of Capital Investments
Capital Enhancements	$13M	$90M to $110M	$90M to $110M

Balance Sheet
Net Leverage to Adjusted EBITDAre (3)	5.4x	~5.5x	~5.5x

(1)
Does not include gains from anticipated 2022 property sales.
(2)
For the purposes of this presentation, General and Administrative expenses are defined as follows:
•
All costs that are reported as G&A expenses in our consolidated statements of operations,
•
Less: Asset management fees earned from joint ventures, as asset management fees are paid by joint venture partners in reimbursement of G&A services provided by AIR. $1.7 million of asset management fees were earned during the quarter.
•
Effective in 2022, G&A in our consolidated statements of operations includes the depreciation of capitalized costs of non-real estate assets applicable to corporate activities. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets" in Supplemental Schedule 2a.
o
If G&A expenses exceed 15 basis points of GAV, our CEO has agreed to waive his compensation, if necessary, to meet this metric. In 2021, our CEO waived $2.5 million of his compensation.
(3)
Presented net of FFO and Pro forma FFO adjustments.

In the second quarter of 2022, AIR anticipates Pro forma FFO between $0.66 and $0.70 per share. For the second half of 2022, which reflects no contribution from the Aimco note, and does reflect the higher interest expense associated with fixing $800 million of previously floating rate debt, we expect FFO between $1.13 and $1.19 per share.

AIR Strategic Objectives

We created AIR to be the most efficient and effective way to invest in U.S. multi-family real estate, due to its simplified business model and diversified portfolio of stabilized apartment communities. The Board has set the following strategic objectives on a go forward basis:

•
Pursue a simple, efficient, and predictable business model with a low risk premium
•
Maintain a high quality and diversified portfolio of stabilized multi-family properties
•
Continuously improve our best in class property operations platform to generate above market organic growth
•
Maintain an efficient cost structure with G&A less than or equal to 15 basis points of Gross Asset Value
•
Maintain a flexible, low levered balance sheet so that AIR is well positioned to access the public bond market when doing so makes sense
•
Enhance portfolio quality through a disciplined approach to capital allocation; targeting highly accretive opportunities on a leverage neutral basis
•
Develop private capital partnerships as an alternative source of equity capital for accretive growth
•
Continued our commitment to corporate responsibility with transparent and measurable goals

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Tuesday, May 3, 2022 at 1:00 p.m. ET	Replay available until July 28, 2022
Domestic Dial-In Number: 1-844-200-6205	Domestic Dial-In Number: 1-866-813-9403
International Dial-In Number: 1-929-526-1599	International Dial-In Number: +44-204-525-0658
Passcode: 233945	Passcode: 752550
Live webcast and replay:
investors.aircommunities.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release is available on AIR’s website at investors.aircommunities.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by AIR management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). Certain AIR terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About AIR

AIR is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 76 communities in 11 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Contact

Beth Hagan

(303) 757-8101

investors@aircommunities.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2022 results, including but not limited to: NAREIT FFO, Pro forma FFO and selected components thereof; expectations regarding consumer demand, growth in revenue and strength of other performance metrics and models; expectations regarding acquisitions as well as sales and joint ventures and the use of proceeds thereof; and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s current expectations, estimates and assumptions and subject to risks and uncertainties, that could cause actual results to differ materially from such forward-looking statements, including, but not limited to: the effects of the COVID-19 pandemic on AIR’s business and on the global and U.S. economies generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described herein; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including inflation, the pace of job growth, and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions and dispositions; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; AIR’s ability to maintain current or meet projected occupancy, rental rate and property operating results; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by AIR; our relationship with Aimco after the business separation; the ability and willingness of the parties to the business separation to meet and/or perform their obligations under the related contractual arrangements and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; and the ability to achieve the expected benefits from the business separation. Other risks and uncertainties are described in filings by AIR with the Securities and Exchange Commission (“SEC”), including the section entitled “Risk Factors” in Item 1A of AIR’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent filings with the SEC.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and depends on our ability to meet the various requirements imposed by the Code, through actual operating results, distribution levels and diversity of stock ownership.

These forward-looking statements reflect management’s judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances. This earnings release does not constitute an offer of securities for sale.

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended
	March 31,
	2022	2021
REVENUES
Rental and other property revenues (1)	$179,261	$174,730
Other revenues	2,217	1,683
Total revenues	181,478	176,413

OPERATING EXPENSES
Property operating expenses (1)	63,236	64,617
Depreciation and amortization	84,549	75,280
General and administrative expenses (2)	6,597	4,414
Other expenses, net	4,018	2,876
Total operating expenses	158,400	147,187
Interest income (3)	13,481	15,972
Interest expense	(22,107)	(36,025)
Loss on extinguishment of debt	(23,636)	(1,010)
Gain on derecognition of leased properties and dispositions of real estate	412,003	84,032
Loss from unconsolidated real estate partnerships	(2,014)	—
Income before income tax benefit (expense)	400,805	92,195
Income tax benefit (expense)	579	(3,080)
Net income	401,384	89,115

Noncontrolling interests:
Net loss attributable to noncontrolling interests in consolidated real estate partnerships	564	235
Net income attributable to preferred noncontrolling interests in AIR OP	(1,603)	(1,604)
Net income attributable to common noncontrolling interests in AIR OP	(24,167)	(4,436)
Net income attributable to noncontrolling interests	(25,206)	(5,805)
Net income attributable to AIR	376,178	83,310
Net income attributable to AIR preferred stockholders	(42)	(50)
Net income attributable to participating securities	(255)	(64)
Net income attributable to AIR common stockholders	$375,881	$83,196

Net income attributable to AIR common stockholders per share – basic	$2.40	$0.56

Net income attributable to AIR common stockholders per share – diluted	$2.39	$0.56

Weighted-average common shares outstanding – basic	156,736	148,611
Weighted-average common shares outstanding – diluted	157,088	148,830
(1)
Rental and other property revenues for the three months ended March 31, 2022 and 2021, is inclusive of $5.7 million and $20.0 million, respectively, of revenues related to sold properties. Property operating expenses for the three months ended March 31, 2022 and 2021, is inclusive of $2.3 million and $6.6 million, respectively, of expenses related to sold properties.

Rental and other property revenues and property operating expenses for the three months ended March 31, 2021, are inclusive of $7.1 million of revenues and $1.8 million of expenses, respectively, related to the third-party share of properties included Washington, D.C. joint venture.

(2)
In setting our G&A benchmark of 15 bps of Gross Asset Value, we consider platform fees earned on our joint ventures as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these platform fees. The California joint venture is consolidated on our balance sheet and accordingly fees earned from this venture are included in the determination of net income (loss) attributable to noncontrolling interests in consolidated real estate partnerships. The Washington D.C. area joint venture is not consolidated on our balance sheet and accordingly fees earned from this venture are included in income from unconsolidated real estate partnerships.
(3)
Interest income for each of the three months ended March 31, 2022 and 2021 includes $6.9 million of income associated with our note receivable from Aimco, and interest income for the three months ended March 31, 2022 and 2021 includes $6.5 million and $6.4 million, respectively, of interest income associated with properties leased.

Consolidated Balance Sheets

(in thousands) (unaudited)

	March 31,	December 31,
	2022	2021
Assets
Real estate	$6,892,257	$6,885,081
Accumulated depreciation	(2,341,446)	(2,284,793)
Net real estate	4,550,811	4,600,288
Cash and cash equivalents	77,867	67,320
Restricted cash	26,044	25,441
Note receivable from Aimco	534,127	534,127
Leased real estate assets	466,203	466,355
Goodwill	32,286	32,286
Other assets (1)	601,198	568,051
Assets held for sale	14,320	146,492
Total Assets	$6,302,856	$6,440,360

Liabilities and Equity
Non-recourse property debt	$2,043,649	$2,305,756
Debt issue costs	(9,944)	(11,017)
Non-recourse property debt, net	2,033,705	2,294,739
Term loans, net	1,145,226	1,144,547
Revolving credit facility borrowings	177,000	304,000
Accrued liabilities and other (1)	603,308	592,774
Liabilities related to assets held for sale	425	85,775
Total Liabilities	3,959,664	4,421,835

Preferred noncontrolling interests in AIR OP	79,354	79,370

Equity:
Perpetual preferred stock	2,000	2,129
Class A Common Stock	1,571	1,570
Additional paid-in capital	3,762,457	3,763,105
Accumulated other comprehensive loss	(783)	—
Distributions in excess of earnings	(1,648,077)	(1,953,779)
Total AIR equity	2,117,168	1,813,025
Noncontrolling interests in consolidated real estate partnerships	(70,157)	(70,883)
Common noncontrolling interests in AIR OP	216,827	197,013
Total Equity	2,263,838	1,939,155
Total Liabilities and Equity	$6,302,856	$6,440,360
(1)
Other assets includes the Parkmerced mezzanine investment and the fair value of an associated interest rate swap option, and accrued liabilities and other includes the offsetting liabilities. The benefits and risks of ownership of both the Parkmerced mezzanine investment and the interest rate swap option have been transferred to Aimco, but legal transfer has not occurred.

Supplemental Schedule 1

Funds From Operations Reconciliation

Three Months Ended March 31, 2022, Compared to Three Months Ended March 31, 2021

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2022	2021
Net income attributable to AIR common stockholders	$375,881	$83,196
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	81,457	69,495
Gain on derecognition of leased properties and dispositions of real estate	(412,003)	(84,032)
Income tax adjustments related to gain on dispositions and other tax-related items	—	1,800
Common noncontrolling interests in AIR OP’s share of above adjustments	20,041	644
Amounts allocable to participating securities	208	7
NAREIT FFO attributable to AIR common stockholders	$65,584	$71,110
Adjustments:
Loss on extinguishment of debt (1)	23,636	1,010
Separation and transition related costs (2)	869	2,165
Non-cash straight-line rent (3)	642	669
Incremental cash received from leased properties (4)	153	162
Casualty losses and other (5)	203	—
Common noncontrolling interests in AIR OP’s share of above adjustments	(1,565)	(215)
Amounts allocable to participating securities	(13)	(2)
Pro Forma FFO	$89,509	$74,899

Weighted-average common shares outstanding – basic	156,736	148,611
Dilutive common share equivalents	352	219
Total shares and dilutive share equivalents	157,088	148,830

Net income attributable to AIR per common share – diluted	$2.39	$0.56
NAREIT FFO per share – diluted	$0.42	$0.48
Pro forma FFO per share – diluted	$0.57	$0.50
(1)
We incurred $24 million and $1 million of debt extinguishment costs from the prepayment of debt in 2022 and 2021, respectively. In 2022, approximately 50% of the prepayment penalty reflects the mark-to-market on the debt and accelerates future interest expense. The remaining 50% is an investment in increased financial flexibility. We excluded these costs from Pro forma FFO because we believe they are not representative of future cash flows.
(2)
During 2022, we incurred consulting, placement, legal, and other transition related costs as we fully implement AIR’s business model, including projects intended to increase efficiency and reduce costs in future periods. During 2021, we incurred tax, legal and other costs in connection with the separation. We excluded these costs from Pro forma FFO because we believe they are not representative of ongoing operating performance.
(3)
In 2018, we assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. We include the cash rent payments for this ground lease in Pro forma FFO but exclude the incremental straight-line non-cash rent expense. The rent expense for this lease is included in other expenses, net, in our consolidated statements of operations.
(4)
We have certain properties leased. Due to the terms of these leases, cash received in 2022 and 2021 exceeded GAAP income. We include the cash lease income in Pro forma FFO.
(5)
In the third quarter of 2021, we incurred casualty losses due to Hurricane Ida-induced flooding in downtown Philadelphia causing damage to our Park Towne Place apartment community, and continued to incur incremental costs related to its cleanup in 2022. We excluded these costs from Pro forma FFO because of the unusual nature of the weather event.

Supplemental Schedule 2(a)

Funds From Operations Information

Three Months Ended March 31, 2022, Compared to Three Months Ended March 31, 2021

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues, before utility reimbursements
Same Store	$150,799	$146,678
Other Real Estate	15,644	1,914
Total revenues, before utility reimbursements	166,443	148,592
Expenses, net of utility reimbursements (1)
Same Store	40,781	41,563
Other Real Estate	6,354	1,364
Total expenses, net of utility reimbursements	47,135	42,927
Net operating income (2)	119,308	105,665
Lease income	6,534	6,441
Property management expenses, net	(5,342)	(6,338)
Property income	120,500	105,768

General and administrative expenses (3)	(5,034)	(4,414)

Interest expense	(22,107)	(36,025)
Loss on extinguishment of debt	(23,636)	(1,010)
Preferred dividends	(1,645)	(1,654)
Interest income from note receivable from Aimco	6,944	6,945
Interest income	3	2,586
Total cost of capital	(40,441)	(29,158)

Casualties	(109)	(872)
Depreciation and amortization related to non-real estate assets	—	(516)
Land leases	(1,321)	(1,313)
Income from unconsolidated real estate partnerships	1,129	—
Other expenses, net	(2,697)	(1,561)
Tax benefit (expense), net	602	(1,280)
NOI related to sold and held for sale communities	3,441	13,341
Total other	1,045	7,799

Common noncontrolling interests in AIR OP	(4,173)	(3,849)
Proportionate adjustments	(6,313)	(5,036)

NAREIT FFO attributable to AIR common stockholders	$65,584	$71,110
Total pro forma adjustments, net of common noncontrolling interests in AIR OP and participating securities	23,925	3,789
Pro forma FFO attributable to AIR common stockholders	$89,509	$74,899
(1)
Effective in 2022, expenses, net of utility reimbursements, property management expenses, net, and G&A includes the deprecation of capitalized costs of non-real estate assets. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets." We have not made this reclassification in the presentation of the 2021 period in Supplemental Schedules 2 and 3. Please refer to Supplemental Schedule 6 for comparative information presented in a consistent format. See "Property Net Operating Income and Proportionate Property NOI" in the Glossary for a reconciliation of amounts presented on Supplemental Schedules 2 and 3 to the amounts presented on Supplemental Schedule 6.
(2)
First quarter 2022 Same Store NOI excludes $5.7 million related to the third party share of property NOI included in the Washington, D.C. joint venture.
(3)
In setting our G&A benchmark of 15 bps of Gross Asset Value, we consider platform fees earned on our joint ventures as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these platform fees. The California joint venture is consolidated on our balance sheet and accordingly fees earned from this venture are included in the determination of net income (loss) attributable to noncontrolling interests in consolidated real estate partnerships. The Washington D.C. area joint venture is not consolidated on our balance sheet and accordingly fees earned from this venture are included in income from unconsolidated real estate partnerships.

Supplemental Schedule 2(b)

Partially Owned Entities

Three Months Ended March 31, 2022, Compared to Three Months Ended March 31, 2021

(in thousands) (unaudited)

	Noncontrolling Interests (1)		Unconsolidated (2)
	Three Months Ended March 31,		Three Months Ended March 31,
	2022	2021	2022	2021
Revenues, before utility reimbursements	$14,580	$13,120	$1,889	$—
Expenses, net of utility reimbursements	3,753	3,661	462	—
Net operating income	10,827	9,459	1,427

Property management expenses, net	(422)	(408)	(59)	—
Casualties	(41)	(57)	(3)	—
Other expense, net	(67)	(6)	—	—
Interest expense on non-recourse property debt	(3,770)	(3,883)	(538)	—
Contribution from real estate operations	6,527	5,105	827	—

Other non-property (expenses) income, net	(214)	(69)	302
FFO from real estate operations	$6,313	$5,036	$1,129	$—

Total apartment communities	16	16	3	—
Total apartment homes	5,369	5,369	1,748	—
Noncontrolling interests’ share of consolidated apartment homes/AIR share of unconsolidated apartment homes	1,721	1,721	350	—
(1)
Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts, including the amounts related to the California joint venture.
(2)
Amounts represent AIR’s proportionate share of the operations of three unconsolidated properties included in the Washington, D.C joint venture.

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Revenues, before utility reimbursements

Same Store	$150,799	$151,932	$155,751	$147,611	$146,678

Other Real Estate	15,644	15,122	6,350	2,582	1,914

Total revenues, before utility reimbursements	166,443	167,054	162,101	150,193	148,592

Expenses, net of utility reimbursements (1)

Same Store	40,781	39,802	42,795	42,773	41,563

Other Real Estate	6,354	5,627	3,275	1,553	1,364

Total expenses, net of utility reimbursements	47,135	45,429	46,070	44,326	42,927

Property Net Operating Income

Same Store (2)	110,018	112,130	112,956	104,838	105,115

Other Real Estate	9,290	9,495	3,075	1,029	550

Total Property Net Operating Income	$119,308	$121,625	$116,031	$105,867	$105,665

NOI related to communities sold and held for sale	$3,441	$13,200	$14,474	$13,541	$13,341
(1)
Effective in 2022, expenses, net of utility reimbursements, property management expenses, net, and G&A includes the deprecation of capitalized costs of non-real estate assets. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets." We have not made this reclassification in the presentation of the 2021 period in Supplemental Schedules 2 and 3. Please refer to Supplemental Schedule 6 for comparative information presented in a consistent format. See "Property Net Operating Income and Proportionate Property NOI" in the Glossary for a reconciliation of amounts presented on Supplemental Schedules 2 and 3 to the amounts presented on Supplemental Schedule 6.
(2)
First quarter 2022 Same Store NOI excludes $5.7 million related to the third-party share of property NOI included in the Washington, D.C. joint venture. See Supplemental Schedule 6 for Same Store NOI comparative data.

Supplemental Schedule 4

Apartment Home Summary

As of March 31, 2022

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	AIR Share of Apartment Homes

Same Store (1) (2)	64	22,020	18,901
Other Real Estate (3)	9	2,499	2,499
Held for Sale (4)	3	559	559
Total Portfolio	76	25,078	21,959

Properties leased (5)	4	865	865
(1)
Our Same Store portfolio includes three unconsolidated communities with 1,748 homes, of which AIR's share is 350 homes.
(2)
From December 31, 2021 to March 31, 2022, our Same Store portfolio decreased due to the classification of one apartment community we expect to sell within the next 12 months as Other Real Estate.
(3)
From December 31, 2021 to March 31, 2022, our Other Real Estate portfolio decreased due to the sale of one apartment community during the quarter and increased due to the addition of one apartment community we expect to sell within the next 12 months that was previously classified as Same Store.
(4)
From December 31, 2021 to March 31, 2022, our Held for Sale portfolio decreased by seven apartment communities due to sales during the quarter.
(5)
Count of properties leased excludes land parcels.

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of March 31, 2022

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	AIR Share of Unconsolidated Partnerships	Noncontrolling Interests	Total AIR Share	Weighted- Average Maturity (Years)		Weighted- Average Stated Interest Rate
Fixed rate loans payable	$1,955,149	$—	$(473,813)	$1,481,336	9.3		3.2%
Floating rate loans payable	88,500	79,000	—	167,500	3.6		2.7%
Non-recourse property debt	$2,043,649	$79,000	$(473,813)	$1,648,836	8.7		3.2%

Term Loans	1,150,000	—	—	1,150,000	2.9	(1)	1.9%
Revolving credit facility borrowings	177,000	—	—	177,000	4.0	(1)	1.6%
Preferred equity	81,354	—	—	81,354	9.8	(2)	8.1%
Total leverage	$3,452,003	$79,000	$(473,813)	$3,057,190	6.3		2.7%

Cash and restricted cash (3)	(92,908)	—	4,048	(88,860)			n/a
Note receivable from Aimco (4)	(534,127)	—	—	(534,127)			5.2%
Net leverage	$2,824,968	$79,000	$(469,765)	$2,434,203			2.2%

Leverage Ratios First Quarter 2022 (5)

	Annualized Current Quarter	Pro forma Completion of April 2022 Sales Annualized Current Quarter (6)
Proportionate Debt to Adjusted EBITDAre	5.5x	5.2x
Net Leverage to Adjusted EBITDAre	5.7x	5.4x

Unsecured Credit Facility Covenants	March 31, 2022	Covenant
Fixed Charge Coverage Ratio	3.05x	1.50x
Leverage Ratio	35.0%	≤ 60.0%
Secured Indebtedness Ratio (7)	19.3%	≤ 45.0%
Unsecured Leverage Ratio	29.8%	≤ 60.0%
(1)
Assumes exercise of extension options.
(2)
Our preferred OP Units are redeemable at the holder’s option and our preferred stock is redeemable by AIR on or after December 15, 2025. We have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.
(3)
Restricted cash on the balance sheet includes tenant security deposits, which are excluded for purposes of calculating our net leverage.
(4)
Reflects AIR’s receipt of note receivable from Aimco as part of the separation. The note matures on January 31, 2024.
(5)
We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts. Our Adjusted EBITDAre has been calculated on a pro forma basis as further described in the Glossary.
(6)
Pro forma for the planned use of net proceeds from the April sales of $159 million.
(7)
Covenant requirement becomes ≤ 40.0% after March 31, 2023.

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of March 31, 2022

(dollar amounts in thousands) (unaudited)

AIR Share of Non-Recourse Property Debt and Term Loans

	Amortization	Maturities	Sub-Total Non-Recourse Property Debt	Term Loans		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2022 Q2	$5,928	$—	$5,928	$—		$5,928	—%	—%
2022 Q3	5,976	—	5,976	—		5,976	—%	—%
2022 Q4	5,936	53,276	59,212	—		59,212	1.9%	5.1%
Total 2022	17,840	53,276	71,116	—		71,116	1.9%	5.1%

2023 Q1	5,781	—	5,781	350,000		355,781	12.5%	1.7%
2023 Q2	5,701	27,551	33,252	—		33,252	1.0%	3.8%
2023 Q3	5,691	—	5,691	—		5,691	—%	—%
2023 Q4	5,744	—	5,744	—		5,744	—%	—%
Total 2023	22,917	27,551	50,468	350,000		400,468	13.5%	1.9%

2024	23,893	88,500	112,393	—		112,393	3.2%	3.2%
2025	23,267	285,721	308,988	600,000	(1)	908,988	31.6%	2.4%
2026	18,630	98,790	117,420	200,000		317,420	10.7%	2.4%
2027	17,067	127,565	144,632	—		144,632	4.6%	3.3%
2028	13,949	94,463	108,412	—		108,412	3.4%	3.4%
2029	13,659	84,146	97,805	—		97,805	3.0%	3.4%
2030	10,891	267,939	278,830	—		278,830	9.6%	3.1%
2031	4,965	149,475	154,440	—		154,440	5.3%	3.0%
Thereafter	136,964	67,368	204,332	—		204,332	2.4%	3.0%
Total	$304,042	$1,344,794	$1,648,836	$1,150,000		$2,798,836	89.1%	2.6%
(1)
Amount shown is assuming exercise of extension options.

Preferred Equity

	Amount Outstanding as of March 31, 2022	Date First Available for Redemption by AIR	Coupon	Amount
Class A Perpetual Preferred Stock	20	December 2025	8.50%	$2,000
Preferred Partnership Units	2,935,035	n/a	8.08%	79,354
Total Preferred Equity			8.09%	$81,354

Common Stock, Partnership Units and Equivalents (shares and units in thousands)

March 31, 2022
Class A Common Stock outstanding	156,768
Participating unvested restricted stock	106
Dilutive options, share equivalents and non-participating unvested restricted stock	681
Total shares and dilutive share equivalents	157,555
Common Partnership Units and equivalents outstanding	10,879
Total shares, units, and dilutive share equivalents	168,434

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended March 31, 2022, Compared to Three Months Ended March 31, 2021

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of March 31, 2022.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	1Q 2022	1Q 2021	Growth	1Q 2022	1Q 2021	Growth	1Q 2022	1Q 2021	Growth	1Q 2022	1Q 2022	1Q 2021	1Q 2022	1Q 2021

Bay Area	7	1,967	1,412	$12,916	$12,463	3.6%	$3,358	$3,345	0.4%	$9,558	$9,118	4.8%	74.0%	98.5%	91.8%	$3,097	$3,203

Boston	11	2,462	2,462	18,497	16,697	10.8%	5,680	5,385	5.5%	12,817	11,312	13.3%	69.3%	98.4%	96.6%	2,546	2,339

Denver	7	2,026	1,987	11,194	10,206	9.7%	2,568	2,744	(6.4%)	8,626	7,462	15.6%	77.1%	98.4%	96.0%	1,907	1,784

Washington, D.C. (1)	6	4,103	2,681	13,534	12,775	5.9%	3,681	3,370	9.2%	9,853	9,405	4.8%	72.8%	98.8%	96.0%	1,703	1,655

Los Angeles	9	3,815	2,966	28,221	24,977	13.0%	6,213	6,268	(0.9%)	22,008	18,709	17.6%	78.0%	98.5%	96.4%	3,221	2,911

Miami	5	1,725	1,725	12,524	11,206	11.8%	4,202	3,837	9.5%	8,322	7,369	12.9%	66.4%	95.9%	97.9%	2,523	2,212

Philadelphia	9	2,748	2,669	20,801	19,133	8.7%	6,106	5,867	4.1%	14,695	13,266	10.8%	70.6%	97.7%	90.4%	2,659	2,644

San Diego	6	2,367	2,192	15,145	13,917	8.8%	3,254	3,214	1.2%	11,891	10,703	11.1%	78.5%	98.5%	97.9%	2,340	2,164

Other Markets	4	807	807	5,276	5,065	4.2%	2,441	2,357	3.6%	2,835	2,708	4.7%	53.7%	97.7%	95.9%	2,230	2,182

Total	64	22,020	18,901	$138,108	$126,439	9.2%	$37,503	$36,387	3.1%	$100,605	$90,052	11.7%	72.8%	98.1%	95.4%	$2,482	$2,337
(1)
Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended March 31, 2022, Compared to Three Months Ended December 31, 2021

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of March 31, 2022.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	1Q 2022	4Q 2021	Growth	1Q 2022	4Q 2021	Growth	1Q 2022	4Q 2021	Growth	1Q 2022	1Q 2022	4Q 2021	1Q 2022	4Q 2021

Bay Area	7	1,967	1,412	$12,916	$12,779	1.1%	$3,358	$3,453	(2.8%)	$9,558	$9,326	2.5%	74.0%	98.5%	96.9%	$3,097	$3,112

Boston	11	2,462	2,462	18,497	18,116	2.1%	5,680	5,331	6.5%	12,817	12,785	0.3%	69.3%	98.4%	98.1%	2,546	2,500

Denver	7	2,026	1,987	11,194	11,154	0.4%	2,568	2,084	23.2%	8,626	9,070	(4.9%)	77.1%	98.4%	98.8%	1,907	1,893

Washington, D.C. (1)	6	4,103	2,681	13,534	13,134	3.0%	3,681	3,600	2.3%	9,853	9,534	3.3%	72.8%	98.8%	98.8%	1,703	1,653

Los Angeles	9	3,815	2,966	28,221	28,132	0.3%	6,213	6,574	(5.5%)	22,008	21,558	2.1%	78.0%	98.5%	98.4%	3,221	3,212

Miami	5	1,725	1,725	12,524	12,316	1.7%	4,202	3,612	16.3%	8,322	8,704	(4.4%)	66.4%	95.9%	96.0%	2,523	2,480

Philadelphia	9	2,748	2,669	20,801	20,697	0.5%	6,106	6,151	(0.7%)	14,695	14,546	1.0%	70.6%	97.7%	98.0%	2,659	2,639

San Diego	6	2,367	2,192	15,145	15,001	1.0%	3,254	3,206	1.5%	11,891	11,795	0.8%	78.5%	98.5%	98.7%	2,340	2,313

Other Markets	4	807	807	5,276	5,431	(2.9%)	2,441	2,338	4.4%	2,835	3,093	(8.3%)	53.7%	97.7%	97.9%	2,230	2,291

Total	64	22,020	18,901	$138,108	$136,760	1.0%	$37,503	$36,349	3.2%	$100,605	$100,411	0.2%	72.8%	98.1%	98.1%	$2,482	$2,459
(1)
Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(c)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	1Q 2022	% of Total	1Q 2021	$ Change	% Change
Operating expenses (1)	$18,032	48.1%	$17,536	$496	2.8%
Utility expense, net of reimbursement	2,629	7.0%	2,297	332	14.5%
Real estate taxes	14,696	39.2%	14,592	104	0.7%
Insurance	2,146	5.7%	1,962	184	9.4%
Total	$37,503	100.0%	$36,387	$1,116	3.1%

Sequential Comparison

	1Q 2022	% of Total	4Q 2021	$ Change	% Change
Operating expenses (1)	$18,032	48.1%	$17,275	$757	4.4%
Utility expense, net of reimbursement	2,629	7.0%	2,252	377	16.7%
Real estate taxes	14,696	39.2%	14,119	577	4.1%
Insurance	2,146	5.7%	2,703	(557)	(20.6%)
Total	$37,503	100.0%	$36,349	$1,154	3.2%
(1)
Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs, and other property related operating expenses.

Supplemental Schedule 7

Portfolio Data by Market

First Quarter 2022 Compared to First Quarter 2021

(proportionate amounts) (unaudited)

	Quarter Ended March 31, 2022					Quarter Ended March 31, 2021
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI	Average Revenue per AIR Apartment Home	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI	Average Revenue per AIR Apartment Home

Bay Area	8	2,134	1,579	9.2%	$2,966	9	2,212	1,657	9.5%	$3,033

Boston	11	2,462	2,462	11.7%	2,546	11	2,462	2,462	10.5%	2,339

Denver	7	2,026	1,987	7.8%	1,907	7	2,026	1,987	6.9%	1,784

Washington, D.C.	11	5,645	4,223	14.0%	1,813	11	5,238	5,215	16.9%	1,651

Los Angeles	9	3,815	2,966	20.0%	3,221	13	4,347	3,498	19.9%	2,803

Miami	6	2,425	2,425	10.0%	2,386	5	1,725	1,725	6.9%	2,201

Philadelphia	9	2,748	2,669	12.4%	2,506	9	2,748	2,669	11.2%	2,463

San Diego	7	2,563	2,388	11.4%	2,265	8	2,281	2,105	9.0%	2,002

Other Markets	8	1,260	1,260	3.5%	2,058	22	2,683	2,683	9.2%	2,375

Total	76	25,078	21,959	100.0%	$2,389	95	25,722	24,001	100.0%	$2,233

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(dollars in millions, except average revenue per home) (unaudited)

Dispositions (1)

Number of Apartment Communities	Number of Apartment Homes	Weighted- Average Ownership	Gross Proceeds	NOI Cap Rate (2)	Free Cash Flow Cap Rate (2)	Property Debt	Net Sales Proceeds (3)	Average Revenue per Home

First Quarter 2022 Dispositions

8	1,332	100.0%	$578.0	4.5%	4.2%	$(99.4)	$460.2	$2,357

Acquisitions

We did not acquire any apartment communities during the three months ended March 31, 2022.

(1)
During the three months ended March 31, 2022, we sold seven properties in California and one property in Chicago, Illinois.
(2)
Please refer to the Glossary for definition of NOI Cap Rate and Free Cash Flow Cap Rate. After adjusting for market rate property taxes, both the NOI Cap Rate and Free Cash Flow Cap Rate would be 80 basis points lower.
(3)
Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

Supplemental Schedule 9

Apartment Community Capital Additions Information

Three Months Ended March 31, 2022

(consolidated amounts in thousands, except per apartment home data) (unaudited)

We classify capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), or Other Capital Expenditures. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which we have owned the item. Under this method of classification, CR represents the portion of the item consumed during our ownership of the item, while CI represents the portion of the item consumed prior to our period of ownership.

The table below includes our capital spend in consolidated amounts, not adjusted for noncontrolling interest.

Three Months Ended March 31, 2022
Capital Additions (1)
Capital Replacements
Buildings and grounds	$4,745
Turnover capital additions	387
Capitalized site payroll and indirect costs	420
Capital Replacements	5,552
Capital Improvements	1,817
Capital Enhancements	14,102
Initial Capital Expenditures	5,660
Other Capital Expenditures	9,972
Total	$37,103

Total apartment homes	25,078

Capital Replacements per apartment home	$221
(1)
For the three months ended March 31, 2022, capital additions for our apartment communities included $0.3 million of capitalized interest costs.

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by AIR management that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIR OPERATING PARTNERSHIP: Apartment Income REIT, L.P., a Delaware limited partnership, is the operating partnership in AIR’s UPREIT structure. AIR owns approximately 92.3% of the legal interest in the common partnership units of the AIR Operating Partnership and 93.9% of the economic interest in the common partnership units of the AIR Operating Partnership.

AIR PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, we provide certain financial information necessary to calculate our share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Our proportionate share of financial information includes our share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

We do not control the unconsolidated real estate partnerships and the calculation of our share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of our financial information by providing the amount of revenues, expenses, assets, liabilities, and other items attributable to our stockholders. Other companies may calculate their proportionate information differently than we do, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP AIR proportionate financial information should not be considered in isolation or as a substitute for information included in our financial statements as reported under GAAP.

AVERAGE REVENUE PER APARTMENT HOME: Represents our proportionate average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL ADDITIONS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to our period of ownership and not contemplated in our underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during our period of ownership.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce costs. CE does not significantly disrupt property operations.

INITIAL CAPITAL EXPENDITURES (ICE): ICE represent capital additions contemplated in the underwriting at our recently acquired communities. These amounts are considered in the underwriting of the acquisition and are therefore included when determining expected returns.

OTHER CAPITAL EXPENDITURES: May include capital expenditures incurred in connection with the restoration of an apartment community after a casualty event and other capitalizable costs. During the first quarter, we incurred $7.5 million of costs associated with restoring our Park Towne Place property after a 2021 casualty event.

FREE CASH FLOW: Free Cash Flow, as calculated for our retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. We believe that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during our ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

We target Net Leverage to Adjusted EBITDAre below 6.0x. We also focus on Proportionate Debt to Adjusted EBITDAre. We believe these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that our method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Our net leverage includes our share of long-term, non-recourse property debt, outstanding borrowings on our revolving credit facility, term loans, and preferred equity, reduced by cash and restricted cash on-hand, excluding tenant security deposits, and our note receivable from Aimco. We reconcile consolidated balances to our net leverage on Supplemental Schedule 5(a).

We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): NAREIT defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the derecognition of leased properties and dispositions of depreciated property;
•
impairment write-downs of depreciated property; and
•
adjustments to reflect our share of EBITDAre of investments in unconsolidated entities.

We believe that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of our ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between AIR and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of our earnings before the effects of our capital structure and indebtedness with that of other companies in the real estate industry;
•
the income recognized related to our note receivable from Aimco, as their proceeds are expected to be used to repay current amounts outstanding;
•
the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects our ability to service debt; and
•
the amount by which cash exceeds GAAP lease income for the properties leased.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDAre for our portfolio for the quarter ended March 31, 2022, is as follows (in thousands, unaudited):

Quarter Ended
March 31, 2022
Net income	$401,384
Adjustments:
Interest expense	22,107
Loss on extinguishment of debt	23,636
Income tax benefit	(579)
Depreciation and amortization	84,549
Gain on derecognition of leased properties and dispositions of real estate	(412,003)
EBITDAre	$119,094
Net loss attributable to noncontrolling interests in consolidated real estate partnerships	564
EBITDAre adjustments attributable to noncontrolling interests and unconsolidated real estate partnerships	(5,926)
Interest income on note receivable from Aimco (1)	(6,944)
Pro forma FFO adjustments, net (2)	342
Adjusted EBITDAre	$107,130
Annualized Adjusted EBITDAre	$428,520
April 2022 property sales, annualized	(7,955)
Pro forma Adjusted Annualized EBITDAre	$420,565
(1)
Adjusted EBITDAre would be approximately $114 million on a gross basis including the interest income on the note receivable from Aimco. Our calculation of Net Leverage to EBITDAre, including the related interest income, was 6.5x as of March 31, 2022.
(2)
Pro forma adjustments, net includes applicable pro forma adjustments to NAREIT FFO per Supplemental Schedule 1, and a $1.8 million adjustment to reflect the disposition of eight apartment communities during the period as if the transactions closed on January 1, 2022.

FIXED CHARGE COVERAGE RATIO: As defined by our credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) our proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization, and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by our Credit Agreement may differ from those used in the calculations of our Leverage Ratios.

PREFERRED DIVIDENDS: Preferred Dividends include dividends paid with respect to AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units and may be found in AIR’s consolidated balance sheets and on Supplemental Schedule 5(b).

OTHER LEVERAGE: Other Leverage includes Preferred OP Units and redeemable noncontrolling interests.

PREFERRED OP UNITS: Preferred OP Units represent the redemption amounts for the AIR OP’s Preferred Partnership Units and may be found in our consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred Equity, to (b) Annualized Adjusted EBITDAre.

NET LEVERAGE TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), to (b) Annualized Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (NAREIT FFO): NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income computed in accordance with GAAP, excluding: (i) depreciation and amortization related to real estate; (ii) gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; (iii) and income taxes directly associated with a gain or loss on sale of real estate; and including (iv) our share of NAREIT FFO of unconsolidated partnerships and joint ventures. We compute NAREIT FFO for all periods presented in accordance with the guidance set forth by NAREIT.

In addition to NAREIT FFO, we use PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) to measure short-term performance. Pro forma FFO represents NAREIT FFO as defined above, excluding certain amounts that are unique or occur infrequently. Our pro forma adjustments are defined in further detail in the footnotes to Supplemental Schedule 1.

NAREIT FFO and Pro forma FFO are non-GAAP measures that we believe are helpful to investors in understanding our short-term performance because they capture features particular to real estate performance by recognizing that real estate assets generally appreciate over time or maintain residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. NAREIT FFO and Pro forma FFO should not be considered alternatives to net income as determined in accordance with GAAP, as indicators of performance. There can be no assurance that our method of computing NAREIT FFO and Pro forma FFO is comparable with that of other real estate investment trusts.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on our share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by gross proceeds.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, allocated to contribution from real estate operations on Supplemental Schedule 2 generally includes franchise taxes, expenses specifically related to our administration of our real estate partnerships (for example, services such as audit, tax, and legal), ground lease rent expense, and risk management activities related to certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to our consolidated GAAP amounts are provided below.

Due to the diversity of our economic ownership interests in our apartment communities in the periods presented, we evaluate the performance of the apartment communities in our segments using Proportionate Property NOI, which represents our share of the NOI for the apartment communities that we consolidate and manage, but excludes apartment communities that we do not consolidate. Proportionate Property NOI is defined as our share of rental and other property revenue less our share of property operating expenses. In our evaluation of community results, we exclude utility cost reimbursement from rental and other property revenues and reflect such amount as a reduction of the related utility expense within property operating expenses.

The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended March 31,
	2022		2021
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$181,478	$63,236	$176,413	$64,617
Adjustment: Utilities reimbursement (1)	(7,090)	(7,090)	(6,188)	(6,188)
Adjustment: Sold properties and other amounts not allocated (2)	(7,945)	(9,287)	(21,633)	(15,502)
Adjustment: Non-real estate depreciation (3)	—	276	—	—
Total (per Supplemental Schedule 2)	$166,443	$47,135	$148,592	$42,927
Proportionate adjustment (4)	(12,691)	(3,291)	(13,120)	(3,661)
Proportionate property net operating income	$153,752	$43,844	$135,472	$39,266

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$150,799	$40,781	$146,678	$41,563
Proportionate adjustment (4)	(12,691)	(3,534)	(20,239)	(5,516)
Non-real estate depreciation adjustment (3)	—	256	—	340
Same Store amounts, adjusted (per Supplemental Schedule 6)	$138,108	$37,503	$126,439	$36,387
(1)
Approximately two-thirds of our utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues in our consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. We also exclude the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.
(2)
Sold properties and other amounts not allocated includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, property management revenues, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.
(3)
Effective in 2022, expenses, net of utility reimbursements, property management expenses, net, and G&A includes the deprecation of capitalized costs of non-real estate assets. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets". This adjustment represents the reclassification of non-real estate depreciation, which was made in the current period in Supplemental Schedules 2, 3, and 6, and was made in the prior period in Supplemental Schedule 6.
(4)
Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to our operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate Same Store amounts presented on Supplemental Schedules 6.

PORTFOLIO QUALITY RATINGS: We measure the quality of apartment communities in our portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, we classify as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average.

REAL ESTATE CLASSIFICATIONS: Our portfolio of apartment communities is diversified by both price point and geography. Our portfolio is classified into two segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by AIR, and (b) had reached a stabilized level of operations.

OTHER REAL ESTATE: Includes communities that do not meet the criteria to be classified as Same Store.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2021 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to our retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2.

TURNOVER and RETENTION: Turnover represents the percentage of residents who have moved out in the trailing twelve months. It is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. For the three months ended March 31, 2022, Turnover was 38.7%, 474 basis points lower than the three months ended March 31, 2021. Inclusive of intra-community transfers, Turnover was 42.5% for the trailing twelve months ended March 31, 2022.

Retention represents the inverse of Turnover, as defined above.